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                                                                    EXHIBIT 99.1

    CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE
                    PRIVATE SECURITIES LITIGATION REFORM ACT

      Chronimed Inc. is filing this Exhibit 99.1 to its Annual Report on Form 10-K to avail itself of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. When used in this Annual Report on Form 10-K, our Annual Report to Shareholders, future filings with the Securities and Exchange Commission, press releases and in oral statements made with the approval of an authorized executive officer, the words "may", "will", "anticipate", "believe", "intend", "estimate", and "continue", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These types of statements and the facts or events to which they relate express risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. We caution readers that the following important factors, among others, could affect our financial performance and could cause our actual results for future periods to differ materially from any forward-looking statements made by us or on our behalf. Although we have attempted to list below the important factors which do or may affect financial performance, other factors may in the future prove to be more important. New factors emerge from time to time and it is not possible for management to predict all of such factors. Similarly, management cannot necessarily assess or quantify the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in forward-looking statements.

      Risk Factors affecting our financial performance may include:

      Our ability to maintain satisfactory on-going arrangements with biopharmaceutical manufacturers and wholesalers, and their ability to satisfy our volume, pricing, and product requirements. In particular, we rely on the availability of several HIV/AIDS products manufactured by a few key suppliers including Fuzeon(R) and Invirase(R) manufactured by Roche, Combivir(R), Epivir(R), Trizivir(R), and Ziagen(R) manufactured by GlaxoSmith Kline, Zerit(R) and Sustiva(R) manufactured by Bristol Myers Squibb, Kaletra(R) and Norvir(R) manufactured by Abbott Laboratories, Serostim(R) manufactured by Serono and Viracept(R) manufactured by Pfizer; organ transplant products Neoral(R) manufactured by Novartis Pharmaceuticals, Gengraf(R) manufactured by Abbott Laboratories, and Prograf(R) manufactured by Fujisawa; hepatitis C products Peg-Intron(R) and Rebetol(R) manufactured by Schering Plough, Pegasys(R) and Copegus(R) manufactured by Roche; human growth hormone products Nutropin(R), Genotropin(R), and Protropin(R) manufactured by Genentech; blood cell product Neupogen(R) manufactured by Amgen; rheumatoid arthritis products Enbrel(R) manufactured by Immunex, Humira(R) manufactured by Abbott Laboratories, and Remicade(R) manufactured by Centocor/Johnson & Johnson; and on-going, favorable pricing and supply terms with our pharmaceutical wholesale supplier, Cardinal Health, and other group purchasing contracts.

      Decrease in demand for drugs we handle. We focus on a limited number of complex and expensive drugs that serve small patient populations. As a result, our future growth is highly dependent on expanding our base of drugs. Further, a loss of patient base or reduction in demand for any reason of the drugs we currently handle could have a material adverse effect on our business and financial condition.

      Changes in Medicare or Medicaid reimbursement, rules and regulations. Changes in Medicare, Medicaid or similar government programs or the amounts paid by those programs for our products or services may adversely affect our earnings. For example, these programs could revise their pricing based on new methods of calculating the average wholesale price (AWP) for drugs we handle. Also, these programs could significantly alter their eligibility requirements, thus reducing the number of patients we serve. We conduct business nationwide under most state Medicaid programs. There has been significant downward pressure on Medicaid reimbursement rates in recent years as states work to balance their budgets. In addition, our organ transplant business is primarily reimbursed under Medicare and subject to its reimbursement rates.

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      Loss of relationships with, and/or significant reductions in reimbursements from, payors. We are highly dependent on reimbursement from certain payors. As one of three providers of injectable medications for Aetna Inc., a large private payor, we received 20% of our revenue from Aetna, Inc. and affiliates in fiscal 2004. Aetna, similar to other payors, limits the number of providers that supply drugs to their enrollees by contracting with providers through a bidding process. Even with payors with whom we have current contracts, there can be no assurance that we will be retained or that our margins will not be adversely affected. On August 2, 2004, Aetna announced their intention to form a jointly owned specialty pharmacy business with Priority Healthcare. The new facility is expected to be operational by the third quarter of calendar year 2005. The loss of our payor relationship with, or a significant reduction in reimbursement rates from, Aetna, or other payor relationships, could have a material adverse effect on our business and financial condition.

      The commencement of legal proceedings against us and our Board of Directors could adversely affect our business and financial results and delay or prevent completion of the merger with MIM Corporation.

      The commencement of legal proceedings against us and our Board of Directors relating to the merger could cause disruptions in our business, negatively impact our business and financial results, and delay or prevent completion of the merger. Specifically, the attention of our management may be directed toward the litigation; the litigation may delay or prevent completion of the merger; and we may incur substantial costs in defending the litigation.

      A delay in the completion of the merger or termination of the merger agreement could have an adverse affect on our business, financial results, profitability and growth prospect if the merger in not completed or of the combined entity if the merger is completed. We may incur substantial costs in defending the litigation which could have an adverse affect on our business and financial results if the merger s not completed or of the combined entity if the merger is completed.

      Some of our stock analysts and shareholders have expressed dissatisfaction with the terms of the merger and the failure of our share holders to approve the merger could result in abandonment of the merger.

      On the day the merger was publicly announced, August 9, 2004, shares of our common stock and MIM common stock dropped by more than 15%, which may evidence dissatisfaction of our shareholders and MIM's stockholders with the terms of the merger. Some of our stock analysts and institutional investors have publicly expressed dissatisfaction with the terms of the merger in conference calls relating to the merger and our fiscal 2004 year-end results. Although we have agreed to use reasonable efforts to obtain shareholder approval of the merger, there is no assurance that our shareholders will approve the merger. We do not have any obligation to resolicit approval of our shareholders if the merger is not approved or to renegotiate the terms of the merger. If either our shareholders or MIM stockholders do not approve the merger, the merger could be abandoned.

      Negative cost containment trends or financial difficulties by our payors. Cost containment measures affect pricing, purchasing and usage patterns in health care. Payors also influence decisions regarding the use of a particular drug treatment and focus on product cost in light of how the product may impact the overall cost of treatment. The timing of payments and our ability to collect from payors also affects our revenue and profitability. If we are unable to collect from payors or if payors fail to pay us in a timely manner, it could have a material adverse effect on our business and financial condition.

      Changes in or unknown violations of various federal, state, and local regulations. Examples include: regulations governing the dispensing of prescription drugs; prescription drug labeling, packaging, and advertising; the dispensing of "controlled" substances; the "fraud and abuse" provisions of the Social Security Act; standards for billing Medicaid and Medicare; patient and data privacy laws; state and local pharmacy license and permit regulations; building and zoning codes; labor and employment laws and standards, and the like. We are subject to periodic governmental audits regarding compliance with these many regulations. An adverse outcome from these audits or a violation of regulations could have a material adverse effect on our business and financial condition.

      Costs and other effects of legal or administrative proceedings. Claims by current or former customers,

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suppliers, payors or employees; shareholder actions; governmental investigations, audits, and settlements, and claims against us in excess of insurance coverage could have a material adverse effect on our business and financial condition.

      The adoption of new or changes to existing accounting policies and practices and the application of such policies and practices.

      The amount and rate of growth in our selling, general and administrative expenses and the impact of unusual items resulting from our ongoing evaluation of our business strategies, asset valuations and organizational structures.

      The impairment of a significant amount of goodwill or intangible assets on our financial statements. We evaluate on an on-going basis whether events and circumstances indicate that all or some of the carrying value of goodwill is no longer recoverable. We are not presently aware of any persuasive evidence that any material portion of our goodwill will be impaired and written off against earnings. As of June 27, 2003 we had goodwill, net of accumulated amortization, of approximately $30.2 million, or 27% of total assets and 35% of shareholders' equity. The write-down or write-off of this goodwill could negatively impact our future earnings, the market price of our common stock, and our ability to finance the business.

      The effects of and changes in, trade, monetary and fiscal policies, laws and regulations, other activities of government agencies, as previously mentioned; changes in social and economic conditions, such as trade restrictions or prohibitions, inflation and monetary fluctuations, import and other charges or taxes; and changes in interest rates causing a reduction of interest income or an increase in interest expense.

      Competition. The distribution of specialty prescription drugs is a highly competitive business. The specialty pharmacy industry is experiencing both horizontal and vertical consolidation. The industry is fragmented, with several public and many small private companies focusing on different product or customer niches. Some of our current and potential competitors include specialty pharmacy distributors such as Accredo Health Inc., Caremark Rx, Priority Healthcare Corporation, and PharmaCare, national wholesale drug distributors which operate their own specialty distribution businesses such as Amerisource Bergen Corporation, Cardinal Health, Inc. and McKesson Corporation, retail pharmacies, specialty pharmacy divisions of pharmacy benefit managers , institutional pharmacies, hospital-based pharmacies, and home infusion therapy companies. We compete on the basis of service, convenience, product availability, price, and reputation. Some of our competitors are larger than we are and have significantly greater financial, technical and managerial resources. Despite the presence of significant competitors in each of our lines of business, we believe that only a very few competitors offer a similar combination of mail service and retail specialty pharmacy distribution in the disease states we serve. Nonetheless, there can be no assurance that heightened competition, the entry of new competitors into our markets, and the introduction of new products and services by new and existing competitors will not have a material, adverse effect.

      Our reliance on a single shipping provider to handle our mail deliveries. Approximately 40% of our revenues result from the sale of drugs we deliver to our patients using a single carrier, Federal Express. Though we have other shipping providers to act as backups, a change in shipping rates, level of service, or availability of service with Federal Express could have a material adverse effect on our business and financial condition.

      Our ability to obtain competitive financing to fund operations and growth. In order to implement our growth strategy, we will need substantial capital resources and may incur, from time to time, short-term and long-term indebtedness, the terms of which will depend on market and other conditions. We cannot be certain that existing or additional financing will be available to us on acceptable terms, if at all. As a result, we could be unable to fully pursue our growth strategy. Further, additional financing may involve the issuance of equity securities that would reduce the percentage ownership of our then current shareholders.

      Loss or retirement of key executives. We depend on a few key executives, and the loss of their services could cause a material adverse effect to our company. We do not maintain key person life insurance policies on any of those executives. As a result, we are not insured against the losses resulting from the death of our key

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executives. Further, we must be able to attract and retain other qualified employees for our technical operating and professional staff, such as pharmacists and nurses. If we are unable to attract and retain these essential employees, our business could be harmed.

      Continuing qualifications to list our securities on the Nasdaq National Market.

      Developments in medical research affecting the treatment or cure of conditions for which we distribute medications (particularly a cure for AIDS or a cure or alternative solution to organ transplant procedures).

      The creation, maintenance, or adequate utilization of technical and management controls to assure accurate and timely recognition and reporting of revenue and earnings, and related assets and liabilities.

      Computer system, software, or hardware failures or malfunctions.

      Adverse publicity, news coverage, and reporting by independent analysts.

      Investors are cautioned not to place undue reliance on our forward-looking statements as they speak only of our opinions at the time the statement was made. We do not undertake and specifically decline any obligations to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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